Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2025 relating to the consolidated financial statements of The Shyft Group, Inc. and the effectiveness of The Shyft Group, Inc’s internal control over financial reporting, incorporated by reference into Registration Statement No. 33-286373 on Form S-4, and appearing in the Annual Report on Form 10-K of The Shyft Group, Inc. for the year ended December 31, 2024.

/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
July 1, 2025